Exhibit 99.1

FOR IMMEDIATE RELEASE

Bazaarvoice Adds General Atlantic’s Abhishek Agrawal to the Board of Directors

Austin, Texas – May 23, 2012 – Bazaarvoice (NASDAQ: BV) today announced that it has appointed Abhishek Agrawal to its Board of Directors. Agrawal is a Principal at General Atlantic, a global growth equity firm, which invested in Bazaarvoice at its initial public offering in February 2012. Agrawal has been closely involved with General Atlantic’s investments in the Internet and technology sector and brings extensive financial and strategic advisory experience to his role. His appointment is effective May 22, 2012.

“We are experiencing the most exciting time in the history of commerce, one where brands are able to finally really know and understand exactly what their customers want and need,” said Brett Hurt, founder and CEO of Bazaarvoice. “This insight, which has never been possible until the era of online social communications, accelerates growth, speeds innovation, and drives brand equity. General Atlantic deeply understands the significance of this shift, and I welcome Abhishek’s expertise as we drive forward our own growth by creating new opportunity for brands and ultimately the consumers they serve.”

“Bazaarvoice has established that brands get better and grow faster when they provide their customers with an authentic and consistent experience,” said Agrawal. “Now they are showing the tremendous value of social content and data to yield the insights and connections that transform entire organizations, supply chains, product development strategies and marketing initiatives. The Bazaarvoice platform represents a true shift in how brands do business - with the customer at the center.”

As a Principal at General Atlantic, Agrawal focuses on investments in the Internet and technology sector and has been closely involved in General Atlantic’s investments in that sector, including AKQA, Alibaba Group, Dice Holdings, Gilt Groupe, Network Solutions, Peixe Urbano, and Red Ventures amongst others.

Prior to joining General Atlantic in 2005, Agrawal was with Lazard Technology Partners, an Internet and technology focused venture capital firm, where he made several investments in the Internet, enterprise software, and communications space. Previously, Agrawal was in Lazard’s investment banking group where he provided mergers and acquisitions-related financial and strategic advisory services to companies in the technology, media, and telecommunications sectors. He received a bachelor of science degree in economics with a concentration in finance from The Wharton School at the University of Pennsylvania and earned his master’s degree in business administration from Harvard Business School where he graduated with highest distinction and was a Baker Scholar.

He joins current members of the Board of Directors, including Chairman Thomas J. Meredith; Neeraj Agrawal; Michael S. Bennett; Sydney Carey; Brett A. Hurt; Dev C. Ittycheria; Edward B. Keller; and Christopher A. Pacitti.

About Bazaarvoice

Bazaarvoice, a leading social software company, brings the voice of customers to the center of business strategy for more than 700 clients globally like Best Buy, Costco, Dell, Macy’s, P&G, Panasonic, QVC, and USAA. Bazaarvoice helps clients create social communities on their brand websites and Facebook pages where customers can engage in conversations. These conversations can be syndicated across Bazaarvoice’s global network of client websites and mobile devices, which allows manufacturers to connect directly with customers. The social data derived from online word of mouth translates into actionable insights that improve marketing, sales, customer service, and product development. Headquartered in Austin, Texas, Bazaarvoice has offices in Amsterdam, London, Munich, New York City, Paris, Stockholm, and Sydney. For more information, visit www.bazaarvoice.com, read the blog at www.bazaarvoice.com/blog, and follow on Twitter at www.twitter.com/bazaarvoice.

About General Atlantic

General Atlantic is a leading global growth equity firm providing capital and strategic support for growth companies. GA combines a collaborative global approach, sector specific expertise, long-term investment horizon and a deep understanding of growth drivers to partner with great management and build exceptional businesses worldwide. Established in 1980, GA manages approximately $17 billion in capital and has more than 75 investment professionals based in Greenwich, New York, Palo Alto, São Paulo, London, Düsseldorf, Hong Kong, Beijing, Singapore and Mumbai. For further information and a listing of GA’s public and private portfolio companies see www.generalatlantic.com.

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